UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 21, 2015

THE GREENBRIER COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Commission File No. 1-13146

Oregon	93-0816972
(State of Incorporation)	(I.R.S. Employer Identification No.)

One Centerpointe Drive, Suite 200, Lake Oswego, OR 97035

(Address of principal executive offices)     (Zip Code)

(503) 684-7000

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) On October 21, 2015, Victoria McManus, a member of the Board of Directors since 2009 and Chairman of the Compensation Committee, resigned from her position as a member of the Board of Directors. Ms. McManus’ decision to resign from the Board of Directors was a result of her decision to become an executive officer of the Company, and did not arise or result from any disagreement with the Company on any matters relating to the Company’s operations, policies or practices.

Attached as Exhibit 99.1 and incorporated by reference herein is a copy of the Company’s press release regarding the resignation of Ms. McManus from the Board of Directors and her new position as an executive officer of the Company.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

(a) On October 21, 2015, the Board approved an amendment to the Company’s Bylaws in order to decrease the size of the Board from ten to nine directors.

A copy of the Amendment to the Bylaws of The Greenbrier Companies, Inc. is attached as Exhibit 3.1 and incorporated by reference herein.

Item 8.01 Other Events.

Executive Officer Appointment

On October 21, 2015, the Board of Directors appointed Victoria McManus (formerly a member of the Board of Directors), as Executive Vice President and Chief Strategic Officer of the Company, effective as of October 19, 2015.

New Compensation Committee Chair

On October 21, 2015, the Board of Directors appointed Duane McDougall as the Chairman of the Company’s Compensation Committee. Mr. McDougall succeeds Victoria McManus, who served as Chairman of the Compensation Committee since January 2015 and, as described above, has become an Executive Officer of the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

3.1	Amendment to the Bylaws of The Greenbrier Companies, Inc. dated October 21, 2015.

99.1	Press Release dated October 22, 2015 entitled “Greenbrier Appoints Victoria McManus EVP and Chief Strategic Officer.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE GREENBRIER COMPANIES, INC.

Date: October 21, 2015	By:	/s/ Mark J. Rittenbaum
Mark J. Rittenbaum
Executive Vice President and
Chief Financial Officer
(Principal Financial Officer)

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